
                                  NSAR ITEM 77O

                                  VK ENTERPRISE
                               10f-3 Transactions

  UNDERWRITING #                UNDERWRITING              PURCHASED FROM     AMOUNT OF SHARES         % OF            DATE OF
                                                                                PURCHASED          UNDERWRITING       PURCHASE


         1             John Hancock Financial Service      Tucker Cleary         297,900              0.292%          01/26/00



Other Underwriters in the syndicate for #1
------------------------------------------

Salomon Smith Barney
Credit Suisse First Boston Corporation
Lehman Brothers Inc.
J.P. Morgan Securities Inc.                          .
Morgan Stnaley & Co. Incorporated
Deutsche Bank Securities Inc.                        .
Utendahl Capital Partners, L.P.
Westdeutsche Landesbank Gironzentrale
The Williams Capital Group, L.P.